Beyond Investing LLC

CODE OF ETHICS
Background
The Adviser is registered as an investment adviser under the Advisers Act. Rule 204A-1 under the Advisers Act requires all registered investment advisers to adopt a code of ethics that sets forth standards of conduct for Access Persons and requires them to comply with applicable Federal securities laws. In addition, as Adviser to an ETF, Beyond Advisors is required to adopt policies and procedures to govern personal securities trading activities in a manner consistent with Rule 17j1 under the Company Act, as well as other regulatory requirements. This Code of Ethics, as adopted by the Adviser, is predicated on the principle that the Access Persons of the Fund owe a fiduciary duty to the Fund and is designed as well to meet the statutory requirements of both Rule 204A-1 of the Advisers Act and Rule 17j1 of the Company Act.
Accordingly, the Fund’s Access Persons must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, Access Persons must:

•
Place client interests first. As a fiduciary, the Adviser must serve in its clients’ best interests. In other words, Access Persons may not benefit at the expense of advisory clients or disadvantage its advisory clients in any way. This concept is particularly relevant when Access Persons are making personal investments in securities traded by the Trust.

•	Engage in personal investing that is in full compliance with the Code of Ethics. Access Persons must review and abide by the Personal Securities Transaction and Insider Trading Policies.

•
Avoid taking advantage of your position. Access Persons must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with the Adviser, or on behalf of an advisory client.

•	Comply with the Federal Securities Laws – Access Persons also must abide by the standards set forth in Rule 204A-1 under the Advisers Act and, where applicable, Rule 17j-1 of the Company Act.
Any questions with respect to the Code of Ethics should be directed to the CCO. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Risks
In developing this policy and procedures, the Adviser considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•
Access Persons engage in various personal trading practices that wrongly make use of non-public information resulting in harm to clients or unjust enrichment to access person. (These practices include trading ahead of clients and passing non-public information on to spouses and other persons over whose accounts the access person has control.)

•	Access Persons are able to cherry pick clients' trades and systematically move profitable trades to a personal account and let less profitable trades remain in clients’ accounts.

•	Access Persons engage in an excessive volume of personal trading that detracts from their ability to perform services for clients.

•	Access Persons take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with the Fund.

•	The personal trading of Access Persons does not comply with certain provisions of Rule 204A-1 under the Advisers Act.

•	Access persons are not aware of what constitutes insider information.

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•
Access Persons serve as trustees and/or directors of outside organizations. (This could present a conflict in a number of ways, for example, if the Adviser wants to recommend the issuer for investment or if the issuer is one of the Adviser’s service providers.)

•	Access Persons use firm property, including research, supplies, and equipment, for personal benefit.

The Adviser has established the following guidelines to effectuate and monitor the Joint Code of Ethics.

Guiding Principles & Standards of Conduct
All Access Persons of the Adviser will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Access Persons. The following set of principles frame the professional and ethical conduct that the Trust expects from its Access Persons:

•
Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, Access Persons, colleagues in the investment profession, and other participants in the global capital markets;

•	Place the integrity of the investment profession, the interests of clients, and the interests of the Fund above one’s own personal interests;

•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

•	To the extent practicable, avoid any actual or potential conflicts of interest;

•	Conduct all personal securities transactions in a manner consistent with this policy;

•
Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

•	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;

•	Promote the integrity of, and uphold the rules governing, capital markets;

•	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.

•	Comply with applicable provisions of the Federal securities laws.

Personal Security Transaction Policy
Access Persons may not purchase or sell any security in which the employee has a beneficial ownership unless the transaction occurs in an exempted security or the employee has complied with the Personal Security Transaction Policy set forth below.
Access Person trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties as well as the appearance of impropriety. Access Person trades must not be timed to precede orders placed for a Client, nor should trading activity be so excessive as to conflict with the Access Person’s ability to fulfill his/her daily job responsibilities.
In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO shall inform the Access Persons of such change and ensure that the change is approved by the Trust’s Board no later than six months after the change is adopted.

Investments in Limited Offerings and Initial Public Offerings (“IPOs”)
No Access Person shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering (e.g., private placement) or IPO without first obtaining prior approval of the CCO in order to preclude any possibility of their profiting improperly from their positions on behalf of a client. Further, in accordance with FINRA Rule 5130,

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no Access Person who has authority to buy or sell securities for an investment adviser, bank, savings and loan association, insurance company, investment company, or collective investment account is permitted to participate in any IPO. Prior to the approval of any request to purchase a limited offering or IPO, the CCO shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client; and (b) conclude, after consultation with a Portfolio Manager (who has no personal interest in the issuer of the limited offering or IPO), that no clients have any foreseeable interest in purchasing such security. A record of such approval by the CCO and the reasons supporting those decisions shall be kept as required in the Records section of this Policy. Access Persons must generally use the form provided in this Manual to seek pre-clearance.

Reportable and Exempt Securities
The Adviser requires Access Persons to provide periodic reports (See Reporting section below) regarding transactions and holdings in any security, as that term is defined in Section 202(a)(18) of the Advisers Act (“Reportable Security”), except that it does not include:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end funds other than Client investment companies;

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered Securities. However, futures and options on any group or index of Securities shall be considered Reportable Securities. In addition, Adviser deems that all derivative securities (e.g., futures, options and structured notes), as well as depository receipts (e.g., GDRs, ADRs, etc.) on a Reportable Security are also Reportable Securities. While certain exchange-traded funds, or ETFs, are organized as open-end funds or unit investment trusts and, therefore, deemed an Exempt Security, some types of ETFs, specifically grantor trusts, are Reportable Securities. Therefore, in the interest of simplicity, Adviser deems all ETFs to be Reportable Securities and thus subject to the reporting requirements contained in the Personal Security Transaction Policy.

Beneficial Ownership
Access Persons are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Access Persons have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction. The following are examples of indirect pecuniary interests in securities:

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Securities held by members of Access Persons’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

•	Access Persons’ interests as a general partner in securities held by a general or limited partnership; and

•	Access Persons’ interests as a manager/member in the securities held by a limited liability company.

Access Persons do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

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The following circumstances constitute beneficial ownership by Access Persons of securities held by a trust:

•	Ownership of securities as a trustee where either the Access Person or members of the Access Persons’ immediate family have a vested interest in the principal or income of the trust;

•	Ownership of a vested beneficial interest in a trust; and

•	An Access Person’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Access Person to revoke the trust.

Exempt Transactions
The following transactions are considered Exempt Transactions and therefore do not require reporting under the Personal Security Transaction Policy:

•
Any transaction in an account over which the Access Person does not have any direct or indirect influence or control. For example, an account managed on a fully discretionary basis by a third- party over which the Access Person does not have any ability to direct trading or, any account of an immediate family member when such relative does not reside in the same household as the Access Person, or accounts of family members outside of the immediate family, would not be subject to review.

•	Purchases that are part of an automatic investment plan.
From time to time, the CCO may exempt certain transactions on a fully documented, trade-by-trade basis.

Pre-Clearance Period
Pre-clearance requests are made using the attached Trade Pre-clearance Form. Pre-clearance requests are valid for only for the current business day on which you received approval. If you receive pre- clearance approval on a non-business day (e.g., weekend or holiday), the pre-clearance approval is valid for the next business day following receipt of the pre-clearance approval.
If you do not execute the transaction on the day your pre-clearance approval is received, or your entire trade is not executed on the day the pre-clearance approval was granted, you must request pre-clearance again at such time as you decide to execute the trade/the rest of the trade.
Pre-clearance approval is valid only for the particular transaction requested. If you make any changes to the transaction (e.g., increase the size of the transaction), you must submit a new trade request.

Pre-Clearance Exception
Transactions in the following instruments are required to be reported under the Personal Security Transaction Policy. However, Adviser has determined to grant an exception from the pre-clearance requirements for transactions in the following instruments: Municipal Bonds and Currencies.
Failure to obtain pre-clearance for a non-exempt/non-excepted personal securities transaction is a serious breach of the Code. If you fail to obtain pre-clearance approval for your non-exempt personal securities transaction, you will be subject to disciplinary action, up to and including termination of employment. You may also be required to cancel/reverse the trade and bear any losses that occur. You may also be required to disgorge any profits realized on the unauthorized trade and donate them to a charity selected by the Adviser.

Blackout Period and Inappropriate Advantage
The price paid or received by Clients of the Adviser for any investment should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person or create any disadvantage to the Client. Thus, to that end, no Access Person shall enter an order for the purchase or sale of a Reportable Security until at least seven calendar days after the Adviser’s order is executed or withdrawn.

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An Employee may not buy or sell equity securities for a personal accounts if:

•	The Adviser has engaged in a transaction in the same or an equivalent security for a Client within the last seven calendar days, or

•	The security is on the trading blotter or is being considered to trade by the Adviser.

In the event you effect a prohibited personal securities transaction within seven calendar days before or after a Client transaction in the same or equivalent security, you will be required to close out your position in the security and disgorge any profit realized from the transaction to a charity selected by the Adviser. However, if you properly obtained pre-clearance for a transaction and Adviser subsequently transacted on behalf of a Client in the same security within seven calendar days after your transaction, this will not normally result in required disgorgement, unless otherwise determined by the CCO.
The blackout period does NOT apply to Exempt Securities or Exempt Transactions.
The Adviser shall maintain trade tickets that have been time stamped to ensure that Trust orders are executed prior to those executed by Access Persons.

Short-Term Trading Ban
Although not specifically prohibited by rule, Adviser discourages Access Persons from profiting in the purchase and sale, or sale and purchase, of any security within thirty (30) calendar days, whether or not the security is also held by a Client. This provision is designed to prohibit potential scalping and front-running and to minimize the possibility that an Access Person will attempt to capitalize inappropriately on the market impact of trades in securities that may be held by Clients of the Adviser. Any profits realized by an Employee on any inadvertent short-term trades may be required to be disgorged to a charity after review by the CCO.
Any investment by an Access Person or its household members in a Client Fund is subject to the excessive trading restrictions in the prospectus. Access Persons are required to ensure that their transactions in the Client Fund are in compliance with the stated disclosures in the prospectus. The Fund generally does not permit any waivers to its trading restriction to any Access Person or household member, and no Access Person is permitted to grant any waiver to any Shareholder. Any waivers to the Fund’s excessive trading policy are required to be reported to both the Adviser’s CCO and the Fund’s CCO.

Disclosure of Interested Transactions
No Access Person shall recommend to a Client any transactions with respect to a Reportable Security without first disclosing his or her interest, if any, in such Reportable Securities or the issuer thereof, including without limitation:

•	Any direct or indirect Beneficial Ownership of any Reportable Securities of such issuer;

•	Any contemplated transaction by such Employee in such Reportable Securities;

•	Any position with the issuer of the Reportable Securities or its affiliates; and

•	Any present or proposed business relationship between the issuer of the Reportable Securities or its affiliates and such Employee or any entity in which such Employee has a significant interest.

Reporting
In order to provide the Adviser with information to enable it to determine with reasonable assurance any indications of “scalping”, “front-running” or the appearance of a conflict of interest with advisory Clients, each Access Person is required to submit the following reports to the CCO showing all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions listed in the section below entitled Exemptions.

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Quarterly Transaction Reports
Access Persons are required to instruct their broker-dealers to provide duplicate brokerage trade confirmations and/or account statements for accounts beneficially owned by the Access Person which shall be received by the CCO, at a minimum, no later than thirty (30) days after the end of each calendar quarter. If an Access Person’s trades do not occur through a broker-dealer (e.g., purchase of a private investment fund), such transactions shall be reported separately on the Quarterly Reporting Form: Transactions. If an Employee did not have any transactions or account openings to report, this should be so indicated on the Quarterly Reporting Forms within 30 days of the end of each calendar quarter. The quarterly transaction reports must contain at least the following information for each transaction in a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership: (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted.
In addition, Access Persons must report, using the Quarterly Reporting Forms: New Accounts, at least quarterly to the CCO, the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person in which they may effect transactions in any Reportable Security.

EMPLOYEES ARE REMINDED THAT THEY MUST ALSO REPORT TRANSACTIONS BY MEMBERS OF THE EMPLOYEE’S IMMEDIATE FAMILY INCLUDING SPOUSE, DOMESTIC PARTNER, CHILDREN AND OTHER MEMBERS OF THE HOUSEHOLD IN ACCOUNTS OVER WHICH THE EMPLOYEE HAS DIRECT OR INDIRECT INFLUENCE OR CONTROL.

Initial and Annual Holdings Reports
Initial and annual holdings reports should be submitted using the attached Annual Holdings Reporting Forms to the CCO. New Access Persons are required to report all of their personal securities holdings or provide a custodial statement of holdings not later than 10 days after the commencement of their status for each personal securities account that holds, or can hold, securities. The initial holdings report must be current as of a date not more than 45 days prior to the date the person became an Access Person.
Existing Access Persons are required to provide the CCO with a complete list of accounts and securities holdings on an annual basis, on or before February 14th of each year. The report shall be current as of December 31st, which is a date no more than 45 days from the final date the report is due to be submitted

INITIAL AND ANNUAL REPORTS MUST DISCLOSE THE EXISTENCE OF ALL ACCOUNTS THAT HOLD OR COULD HOLD ANY SECURITIES, EVEN IF NONE OF THOSE SECURITIES FALL WITHIN THE DEFINITION OF A “REPORTABLE SECURITY.”

Each holdings report (both the initial and annual) must contain, at a minimum: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and (c) the date the access person submits the report.

Duplicate Copies
A form brokerage letter is attached to this Policy as Attachment A. In order to help ensure that duplicate brokerage confirmations and/or statements are received for all accounts pertaining to a particular Access Person, such Access Person may complete and send a brokerage letter similar to Attachment A to each bank, broker or dealer maintaining an account on behalf of the Access Person.

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Trading and Review
The Trust’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the Adviser CCO, or a designee, will closely monitor Access Persons’ investment patterns to detect the following potentially abusive behaviors by reviewing any brokerage statements and confirmations provided to Adviser in any Access Person personal accounts:

•	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;

•	Personal trading in Securities also held by advisory Clients;

•	Trading ahead of or opposite of Client trades;

•	Trading that appears to be based on Material Non-Public Information.

Adviser’s CCO, or a designee, will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Access Persons trading with Client trades as necessary. Upon review, the CCO, or a designee, will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.
The Adviser President will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.
The reason for the development of a post transaction review process is to ensure that the Trust has developed procedures to supervise the activities of its associated persons. The comparison of Access Persons trades to those of advisory clients may identify potential conflicts of interest or the appearance of a potential conflict.
If the Trust discovers that an Access Persons is personally trading contrary to the policies set forth above, the Access Persons will meet with the CCO to review the facts surrounding the transactions. This meeting shall help the Trust to determine the appropriate course of action.

Reporting Violations and Remedial Actions
The Adviser takes the potential for conflicts of interest caused by personal investing very seriously. As such, the Adviser requires its Access Persons to promptly report any violations of the Code of Ethics of which the Access Persons becomes aware to the CCO. The Adviser’s management is aware of the potential matters that may arise as a result of this requirement, and will take action against any Access Persons that seeks retaliation against another for reporting violations of the Code of Ethics.

THE ADVISER HAS ZERO TOLERANCE FOR RETALIATORY ACTIONS AND MAY SUBJECT OFFENDERS TO MORE SEVERE ACTION THAN SET FORTH BELOW. IN ORDER TO MINIMIZE THE POTENTIAL FOR SUCH BEHAVIOR, ALL REPORTS OF CODE OF ETHICS VIOLATIONS WILL BE TREATED AS BEING MADE ON AN ANONYMOUS BASIS.

If any violation of the Personal Security Transaction Policy is determined to have occurred, the CCO may impose sanctions and take such other actions as he deems appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits forfeited shall be donated to a charity selected by the Adviser.

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No person shall participate in a determination of whether he or she has committed a violation of this Policy or in the imposition of any sanction against himself or herself.
For the avoidance of doubt, nothing in this Manual prohibits Access Persons from reporting potential violations of Federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of Federal law or regulation. Access Persons do not need prior authorization from their supervisor, the CCO or any other person or entity affiliated with the Adviser to make any such reports or disclosures and do not need to notify the Adviser that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits Access Persons from recovering an award pursuant to a whistleblower program of a government agency or entity.

Disclosure
The Adviser shall describe its Code of Ethics to Fund Shareholders in the Fund’s SAI. The Code of Ethics will be kept on file with the SEC, and is available to the public.

Other Restrictions for Access Persons
Access Persons are prohibited from serving on the boards of directors of private and publicly-traded companies, absent prior authorization by the CCO or designee. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of the Adviser and the Advisers’ Clients. In the event that board service is authorized, Access Persons serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.

Compliance Procedures
Employee Disclosure

1.
Within ten (10) days of commencement of employment with the Adviser, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information, which information must be current as of a date no more than 45 days prior to the date the person became an Employee: a) the title, number of shares and principal amount of each Security in which the Employee has a Beneficial Interest when the person became an Employee, b) the name of any broker/dealer with whom the Employee maintained an account when the person became an Employee, and c) the date the report is submitted.

2.
Annually, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code. In addition, each Employee shall annually provide the following information (as of a date no more than 30 days before the report is submitted): a) the title, number of shares and principal amount of each Security in which the Employee had any Beneficial Interest, b) the name of any broker, dealer or bank with whom the Employee maintains an account in which any Securities are held for the direct or indirect benefit of the Employee, and c) the date the report is submitted.

Compliance

1.
All Employees must provide copies of all periodic broker account statements to the CCO or designee. Each Employee must report, no later than thirty (30) days after the close of each calendar quarter, on the Securities Transaction Report form provided by the Trust or the Adviser, all transactions in which the Employee acquired or sold any direct or indirect Beneficial Interest in a Security, including Exempt Transactions, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code. The report will also identify any trading account, in which the Employee has a direct or indirect Beneficial Interest, established during the quarter with a broker, dealer or bank. The Employee may exclude transactions effected pursuant to an automatic investment plan. An automatic investment plan is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

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2.
The CCO or a designee will, on a quarterly basis, check the trading account statements provided by brokers to verify that the Employee has not violated the Code. The CCO or designee shall identify all Employees, inform those persons of their reporting obligations, and maintain a record of all current and former access persons.

3.
If an Employee violates this Code, the CCO will report the violation to management personnel of the Fund and the Adviser for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee’s relationship with the Fund and/or the Adviser.

4.
Management personnel will prepare an annual report to the Fund’s Board of Trustees that summarizes existing procedures and any changes in the procedures made during the past year and certify to the Board of Trustees that the Adviser has adopted procedures reasonably designed to prevent Employees from violating this Code. The report will describe any issues existing under this Code since the last report, including without limitation, information about any material violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on management’s experience under this Code, evolving industry practices or legal developments (see Attachment B).

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Attachment A – Code of Ethics FORM OF AUTHORISATION LETTER
Date:
Name of Broker:
Address:
Re: Brokerage Statements of [name of employee]
Ladies and Gentlemen:
The above referenced person is a Director and/or employee of Beyond Investing LLC. Federal securities laws require that we monitor the personal securities transactions of certain key personnel. By this Authorization Letter, and the acknowledgement of the employee below, please forward duplicate copies of the employee’s brokerage statements and transaction confirmations to:
Debra Bouton
Should you have any questions, please contact the undersigned at ___.
Very truly yours,

Debra Bouton
AUTHORIZATION
I hereby authorize you to release duplicate brokerage statements and transaction confirmations to my employer.
Signature:_________________
Name:
SSN:
Account Number:

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Attachment B – Code of Ethics ANNUAL ISSUES REPORT AND CERTIFICATION

ANNUAL ISSUES REPORT AND CERTIFICATION
FOR BEYOND INVESTING LLC

For the period _______________ to __________________

A.
Issues Report. Rule 17j-1 under the 1940 Act requires that Beyond Advisers IC (the “Adviser”), adviser to the US Vegan Climate ETF, submit at least annually for the Board of Trustees’ consideration a written report describing any issues arising under the Code of Ethics, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations.

[Describe all issues relevant to the Board or state that there are No issues to report.]

B.
Certification. The undersigned authorized officer of the Adviser hereby certifies to the Board that the Trust has adopted procedures reasonably necessary to prevent Access Persons (as defined in the Code) from violating the Code.

Date: ___________________        _____________________________
Authorized Officer

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Attachment C – Personal Securities Transactions Policy Disclosure Forms

(i)	ANNUAL HOLDINGS REPORTING
New Access Persons are required to report all of their personal securities holdings or provide a custodial statement of holdings not later than 10 days after the commencement of their status for each personal securities account that holds, or can hold, securities. The initial holdings report must be current as of a date not more than 45 days prior to the date the person became an Access Person.
Existing Access Persons are required to provide the CCO with a complete list of accounts and securities holdings on an annual basis, on or before February 14th of each year. The report shall be current as of December 31st, which is a date no more than 45 days from the final date the report is due to be submitted
INITIAL AND ANNUAL REPORTS MUST DISCLOSE THE EXISTENCE OF ALL ACCOUNTS THAT HOLD OR COULD HOLD ANY SECURITIES, EVEN IF NONE OF THOSE SECURITIES FALL WITHIN THE DEFINITION OF A “REPORTABLE SECURITY”.

BEYOND INVESTING LLC ANNUAL HOLDINGS REPORTING FORM

Access Person Name:
Access Person Title:
Report dated (DD/MM/YYYY):
Reported holdings current as of date (DD/MM/YYYY):
Please identify the details of any broker, dealer, or bank with which you maintain accounts holding any securities for your direct or indirect benefit:

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HOLDINGS
Security name	Security Identifier	Amount of securities	Principal amount	Type of ownership (direct/indirect)

continue on following page if necessary

Comments:

Date reviewed by CCO (DD/MM/YYYY):
CCO review comments:

CCO Signature:

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(ii)	QUARTERLY ACCOUNTS REPORTING
Access Persons must report, using the Quarterly Reporting Forms: New Accounts, at least quarterly to the CCO, the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person in which they may effect transactions in any Reportable Security (see Code of Ethics for definition of Reportable Security, page 90 onwards of Compliance Manual). If an Employee did not have any account openings to report, this should be so indicated on the Quarterly Reporting Form within 30 days of the end of each calendar quarter. You may use the Comments section to indicate this.
EMPLOYEES ARE REMINDED THAT THEY MUST ALSO REPORT TRANSACTIONS BY MEMBERS OF THE EMPLOYEE’S IMMEDIATE FAMILY INCLUDING SPOUSE, DOMESTIC PARTNER, CHILDREN AND OTHER MEMBERS OF THE HOUSEHOLD IN ACCOUNTS OVER WHICH THE EMPLOYEE HAS DIRECT OR INDIRECT INFLUENCE OR CONTROL.

BEYOND INVESTING LLC QUARTERLY REPORTING FORM: NEW ACCOUNTS

Access Person Name:
Access Person Title:
Report dated (DD/MM/YYYY):

Details of broker/dealer/bank	Type of ownership (direct/indirect)

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continue on following page if necessary

Comments:

Date reviewed by CCO (DD/MM/YYYY):
CCO review comments:

CCO Signature:

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(iii)	QUARTERLY TRANSACTIONS REPORTING
If an Access Person’s trades do not occur through a broker-dealer (e.g., purchase of a private investment fund), such transactions shall be reported separately on this Quarterly Reporting Form: Transactions. The quarterly transaction reports must include each transaction in a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership.
If an Employee did not have any transactions to report, this should be so indicated on the Quarterly Reporting Forms within 30 days of the end of each calendar quarter. You may use the Comments section to indicate this.

BEYOND INVESTING LLC QUARTERLY REPORTING FORM: TRANSACTIONS

Access Person Name:
Access Person Title:
Report dated (DD/MM/YYYY):
Report for quarter (ex. Q1 2019):

TRANSACTIONS
Transaction type (sale /purchase /other)	Security Identifier /Name	Amount of securities	Principal amount	Interest rate /maturity date	Date effected DD/MM	Transaction effected at price	Name of broker /dealer /bank

continue on following page if necessary

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Comments:

Date reviewed by CCO (DD/MM/YYYY):
CCO review comments:

CCO Signature:

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